Exhibit No. 10(q)*

SEPARATION AND NON-DISPARAGEMENT AGREEMENT AND GENERAL RELEASE

TO:        Heather Passe

FROM:        Regis Corporation

DATE:        February 28, 2017

Please read this document carefully. You are giving up certain legal claims that you might have against Regis Corporation by signing this Agreement. You are advised to consult an attorney before signing this Agreement.

This Separation and Non-Disparagement Agreement and General Release (“Agreement”) is between Heather Passe (“you” or “your” or “Employee”) and Regis Corporation (“Regis” or “Company” or “Corporation”) collectively, the “parties”. This Agreement sets out the terms of your separation from Regis. The term “Regis” includes Regis Corporation, Regis Corp., Regis, Inc., and any and all subsidiaries, affiliates, predecessors, successors and/or assigns. Under this Agreement, Regis will provide you with certain benefits as set forth in the Employment Agreement made by and between Regis Corporation, a Minnesota corporation and Heather Passe as of August 31, 2012. Such benefits will be provided in exchange for your Agreement to the terms set forth below including, but not limited to, waiving and releasing certain past or present legal claims you may have against Regis. Except as provided and/or modified herein, this Agreement incorporates all terms of the Employment Agreement made by and between Regis Corporation, a Minnesota corporation, and Heather Passe as of August 31, 2012 including any terms which may not be specifically referenced in this Agreement dated February 28, 2017.

TERMS OF AGREEMENT

1.	Termination. Regis has terminated your employment effective on February 28, 2017 (“Departure Date”).

2.	Payments Upon Termination.

a.	Whether or not you sign this Agreement, Regis will pay you:

1)	All wages you have earned through and including February 28, 2017; and

2)	Your accrued but unused PTO benefit.

By signing this Agreement, you agree that you have already been paid all of these sums, specifically including all of your wages and PTO benefits due to you as a result of your employment with Regis and that no other sums are due to you as a result of your employment with Regis except as set forth below in paragraphs 2.b.1), 2) and 3).

b.    In addition to the payments set forth in 2.a.1) and 2), Regis shall pay you:

1)	Any medical expenses incurred under the ExecMed Program that are incurred on or before the Departure Date, which reimbursements shall be made in the normal course upon timely presentation of claims;

2)	Reimbursement for all necessary business expenses you have incurred through the Departure Date, if any, for which you seek reimbursement. Any such request for reimbursement must be submitted by March 15, 2017 to comply with Regis’ policies regarding reimbursement requests and be directed to Debbie Mueller, Regis Corp., 7201 Metro Boulevard, Minneapolis, MN 55439. Thereafter, you agree that you will be ineligible for further expense reimbursement from Regis, unless otherwise required by law. Upon submission of your timely request for reimbursement, Regis will reimburse you for all necessary business expenses you incurred pursuant to the Company’s regular business practices; and

3)
All compensation accrued as of the date of your termination under each plan or program of the corporation in which you may be participating at the time of termination in accordance with the terms of such plan or program, including but not limited to the Executive Retirement Savings Plan, the Regis Individual Secured Retirement Plan (the “Post-Tax Plan”), and the Long-Term Incentive plans and equity awards thereunder. This Agreement has no effect on such plans, and the amount to which Employee is entitled under the foregoing is subject to each plan’s terms and conditions. For sake of clarity, “all compensation accrued as of the date of your termination under each plan or program of the corporation” shall specifically include Employee’s contributions and all matching contributions made by Regis to the Executive Retirement Savings Plan and/or the Regis Individual Secured Retirement Plan. In addition, all unvested portions of Employee’s Restricted Stock Units and Stock Appreciation Rights will be accelerated in accordance with the policy for involuntary terminations without cause adopted by the Compensation Committee in January 2017 and your AST stock account shall be updated to reflect this change no later than ten (10) days after February 28, 2017. Further, Regis shall compensate you in cash for the value of the Fiscal 2014 and Fiscal 2015 performance-based restricted stock units (“PSUs”) which you have earned but are not yet vested by their terms. You will receive this as an additional cash payment based on the closing stock price on February 28, 2017, less all applicable taxes and withholdings and this payment shall be made to you no later than five (5) days after you sign the Agreement and applicable rescission periods have expired or five (5) days after February 28, 2017, whichever occurs later.

c.
Severance Payment. Subject to Employee signing and not revoking this Agreement, to include a Release of all Claims, and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between Regis and Employee, you shall be entitled to receive the following amount as severance pay subject to such amounts being reduced as provided for in the Employment Agreement entered into between Employee and Regis Corporation on August 31, 2012, except as provided and/or modified herein. In exchange for the General Release set forth below, Regis agrees to provide:

1)
The amount of Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000.00) which is the equivalent of one times your base salary as of the date of your termination. This amount shall be paid in a single lump sum following the expiration of the rescission periods referred to in paragraphs 10, 11 and 12 and on the first payroll date that is more than sixty (60) days after the Date of Termination. This payment shall be subject to statutory payroll deductions and other legally required withholdings; no deductions or withholdings will be made for contributions to employment plans such as 401(k) or any employee stock purchase plan or for any insurance coverage, including, but not necessarily limited to health and dental insurance coverage. Regis shall issue an IRS Form W-2 for the full amount of this payment.

Pursuant to the action of the Compensation Committee on January 23, 2017, notwithstanding the provision of your Employment Agreement to the contrary, we will no longer offset cash severance with the earnings from other employment, so long as the other employment is non-competitive employment as determined according to Section 9(a) of your Employment Agreement and paragraphs 6 (a) and (b) of this Agreement.

2)
Your pro rata bonus (243/365th) for the Fiscal Year ending June 30, 2017. This amount shall be payable at the same time as bonuses, if any, are paid to other current officers of the corporation. Payment shall be subject to all statutory deductions and other legally required withholdings. No deductions or withholdings will be made for contributions to employment plans such as 401(k) or any employee stock purchase plan. Regis shall issue an IRS Form W-2 for the full amount of this payment.

d.
Benefits Continuation. Subject to Employee signing and not revoking this Agreement, to include a Release of all Claims, and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between Regis and Employee, and in exchange for the General Release set forth below, Regis agrees to pay to you:

1)    The Employer portion of your COBRA premiums for health and dental insurance coverage under the Corporation’s group health and dental insurance plans for the same period of time Employee remains eligible to receive the severance payment set forth in paragraph 2.c. above, provided the Employee timely elects COBRA coverage. Notwithstanding the foregoing, the Corporation will discontinue COBRA premium payments if, and at such time as, the Employee (A) is eligible to be covered under the health and/or dental insurance policy of a new employer, (B) ceases to participate, for whatever reason, in the Corporation’s group insurance plan, or (C) ceases to be eligible to receive the severance payment set forth in section 2.c. above. Regis shall issue an IRS Form W-2 for the full amount of this payment. This amount shall be paid in substantially equal installments in accordance with the Corporation’s normal payroll policies following the expiration of the rescission periods referred to in paragraphs 10, 11 and 12 and commencing on the first payroll date that is more than sixty (60) days after the Departure Date. All payments shall be subject to payroll deductions and other legally required withholdings.

e.
Supplemental Performance-Based Cash Retention Bonus Plan. Subject to Employee signing and not revoking this Agreement, to include a Release of all Claims, and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between Regis and Employee, and in exchange for the General Release set forth below, Regis agrees to pay to you the applicable Cash Award based on the Company’s performance against a specific goal for the Performance Period January 1, 2017 through June 30, 2018. Said award, if any, shall be paid in August 2018 in an amount not to exceed $281,300. This payment shall be subject to statutory payroll deductions and other legally required withholdings.

f.
Career Transitions Services. Subject to Employee signing and not revoking this Agreement to include a Release of all Claims and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and Employee, Regis agrees to provide:

1)
Career Transition Services to be provided by a vendor selected by you in an amount not to exceed $10,000. All invoices for these services must be billed to Regis Corporation and submitted to Russ Testa, Regis Corporation, 7201 Metro Boulevard, Minneapolis, MN 55439 for payment on or before August 31, 2017.

3.
Confidentiality and Non-Disparagement. To the fullest extent permitted by law, you will not, directly or indirectly, disclose the terms of this Agreement to anyone other than your attorney, spouse, or significant other, or except as required for accounting, tax, or other legally-mandated or legally-permitted purposes, provided that, unless there is a legal reason for the disclosure, any such person to whom disclosure is made shall, prior to disclosure, specifically agree to keep this Agreement confidential. To the fullest extent permitted by law, you also agree not to make or endorse any disparaging or negative remarks or statements (whether oral, written, or otherwise) concerning Regis or its predecessors, successors, and/or assigns, as well as past and present officers, directors, agents, and/or employees. To the fullest extent permitted by law, the Company’s current officers agree not to make or endorse any disparaging or negative remarks or statements (whether oral, written, or otherwise) about you. Nothing in this paragraph shall prevent Regis or you from providing truthful testimony and/or information in response to a lawful subpoena, court order or governmental inquiry.

4.
Non-Disclosure of Confidential or Proprietary Information. Employee shall not disclose to any third party any confidential or proprietary information of the Company and/or its clients regardless of how acquired or learned. By way of example and not limitation, such information includes client information, compensation structures and data, rate structures, management organization or other organization charts, sales or marketing plans, research and development plans, and other business and/or activities and plans. This Paragraph shall not restrict Employee’s obligation to disclose such information pursuant to legal requirements, provided Employee first gives the Company prompt notice of such legal process in order that it shall have the opportunity to object to the disclosure of such information.

5.
Return of Corporate Property. By signing below, you represent and warrant that all Regis property has been returned to Regis, and that you have not retained any copies, electronic or otherwise, of any Regis property. Notwithstanding this paragraph of this Agreement, you may keep documents pertaining to your compensation and/or benefits.

6.	Non-Competition and Non-Solicitation.

a.
Non-competition. For a period of twenty-four (24) months immediately following the Employee’s termination of employment hereunder (the “Non-Competition Period”), the Employee shall not enter into endeavors that are competitive with the business or operations of the Corporation in the beauty industry, and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, member, stockholder (except for passive investments of not more than a one percent (1%) interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market), consultant, independent contractor, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Corporation.

b.
Non-solicitation. During the Non-Competition Period, the Employee shall not (i) hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate the Employee’s relationship with the Corporation; or (ii) solicit, induce, or influence any proprietor, franchisee, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with the Corporation or its affiliates at any time during the Non-Competition Period, to discontinue or reduce or modify the extent of such relationship with the Corporation or any of its subsidiaries.

c.
Employee agrees that, if she violates these non-competition and/or non-solicitation covenants, she must repay to Regis the Severance Payment detailed in 2.b. prorated to reflect the portion of the Non-Competition Period after which the violation occurred.

7.
Litigation and Other Legal Matters. Employee agrees to be reasonably available upon reasonable notice from Regis, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, including in connection with any pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, internal or external to Regis or any of the other Released Parties, with respect to matters of which Employee has knowledge or should have knowledge. Regis will cooperate with Employee’s reasonable scheduling needs; will reimburse Employee for her reasonable expenses incurred in connection with Employee’s obligations under this paragraph; and will negotiate in good faith and agree upon an appropriate per diem or hourly rate for any cooperation and/or assistance provided by Employee after February 28, 2018.

8.
References. You agree that you will refer all reference checks regarding your employment with Regis to Russ Testa at 952-947-7387. For all reference checks that are referred to such person, references will be limited to confirmation of your dates of employment and last position held.

9.
General Release. In exchange for the benefits promised you in this Agreement, you agree to irrevocably and unconditionally release and discharge Regis, its predecessors, successors, and assigns, as well as past and present officers, directors, employees, and agents, from any and all claims, liabilities, or promises, whether known or unknown, arising out of or relating to your employment with Regis through the date you sign this Agreement. You waive these claims on behalf of yourself and your heirs, assigns, and anyone making a claim through you. The claims waived and discharged include, but are not limited to:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United Sates Code;

•	Civil Rights Act of 1991;

•	The Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan);

•	The Age Discrimination in Employment Act of 1967;

•	The Rehabilitation Act of 1973;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Americans with Disabilities Amendments Act of 2008;

•	The Fair Credit Reporting Act;

•	The Sarbanes-Oxley Act of 2002, to the extent permitted by law;

•	The Occupational Safety and Health Act;

•	The Family and Medical Leave Act of 1993;

•	The Equal Pay Act;

•	The Genetic Information Nondiscrimination Act;

•	The Worker Adjustment and Retraining Notification Act;

•	The Worker Adjustment and Retraining Notification Act;

•	The Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq.;

•	The Minnesota wage-hour and wage-payment laws;

•	The Minnesota’s Whistleblower Act, Minn. Stat. § 181.932;

•	Minn. Stat. § 176.82;

•	The non-discrimination and anti-retaliation provisions of the Minnesota State Workers’ Compensation and/or Disability Benefits Laws;

•
Any other federal, state or local civil or human rights law or any other local, state or federal law, rule, regulation, code, guideline or ordinance, including but not limited to those relating to bias, whistleblower, discrimination, retaliation, compensation, employment or labor;

•	Any public policy, contract (oral or written, express or implied), tort, or common law;

•	Any claims for vacation, sick or personal leave, pay or payment pursuant to any practice, policy, handbook, or manual of Regis; or

•	Any statute, common law, agreement or other basis for recovering any costs, fees, or other expenses, including attorneys’ fees and/or costs.

This release does not include claims that cannot, by law, be waived, such as unemployment compensation.

10.
Compliance with the Age Discrimination in Employment Act (“ADEA”) and Notice of Right to Consider and Rescind Agreement. You understand that this Agreement has to meet certain requirements to validly release any claims you might have under the ADEA (including under the Older Workers’ Benefit Protection Act), and you represent that all such requirements have been satisfied, including that:

a.	The Agreement is written in a manner that is understandable to you;

b.	You are specifically waiving ADEA rights;

c.	You are not waiving ADEA rights arising after the date of your signing this Agreement;

d.	You are receiving valuable consideration in exchange for execution of this Agreement that you would not otherwise be entitled to receive;

e.	Regis is hereby, in writing, encouraging you to consult with an attorney before signing this Agreement; and

f.	You received 21 days to consider this Agreement and at least 7 days to rescind it (you are actually receiving 15 days to rescind).

11.
Notice of Right to Consider and Rescind Agreement. Regis hereby advises Employee to consult with an attorney of her choice before signing this agreement releasing any rights or claims that she believes she may have under the Age Discrimination in Employment Act (“ADEA”). Once this Separation Agreement is executed, Employee may rescind this Separation Agreement within fifteen (15) calendar days to reinstate any claims under the ADEA. To be effective, any rescission within the relevant time period must be in writing and delivered to Regis, in care of Ms. Katherine M. Merrill, 7201 Metro Boulevard, Minneapolis, MN 55439, by hand or by mail within the fifteen (15) day period. If delivered by mail, the rescission must be (1) postmarked within the fifteen (15) day period; (2) properly addressed to Regis; and (3) sent by certified mail, return receipt requested.

12.
Compliance with the Minnesota Human Rights Act and Notice of Right to Consider and Rescind Agreement. Regis hereby advises Employee to consult with an attorney of her choice before signing this Agreement releasing any rights or claims that Employee believes she may have under the Minnesota Human Rights Act (MHRA). Once this Separation Agreement is executed, Employee may rescind this Separation Agreement within fifteen (15) calendar days to reinstate any claims under the MHRA. To be effective, any rescission within the relevant time period must be in writing and delivered to Employer, in care of Ms. Katherine M. Merrill, 7201 Metro Boulevard, Minneapolis, MN 55439 by hand or by mail within the fifteen (15) day period. If delivered by mail, the rescission must be (1) postmarked within the fifteen (15) day period; (2) properly addressed to Employer; and (3) sent by certified mail, return receipt requested.

13.	Binding Nature of Agreement. This Agreement is binding on the parties and their heirs, administrators, representatives, executors, successors, and assigns.

14.
No Assignment. Employee warrants that she has not assigned, transferred nor purported to assign or transfer any claim against Regis or the Released Parties, and that she will not assign or transfer nor purport to assign or transfer hereafter any claim against Regis or the Released Parties.

15.
No Unlawful Restriction. You understand that nothing in this Agreement is intended to or shall: (a) impose any condition, penalty, or other limitation affecting your right to challenge this Agreement; (b) constitute an unlawful release of any of your rights; or (c) prevent or interfere with your ability and/or right to: (1) provide truthful testimony if under subpoena to do so; (2) file any charge with or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any other federal, state, and/or local governmental entity; and/or (3) respond as otherwise provided by law.

16.
Recovery of Monetary Awards. You understand and agree that, with the exception of money provided to you by a governmental agency as an award for providing information, you are not entitled to receive any money or other relief in connection with the claims you are releasing in this Agreement, regardless of who initiated or filed the charge or other proceeding.

17.
Severability. The provisions of this Agreement are severable. If any provision (excluding the General Release above) is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

18.
Entire Agreement. Except to the extent that you have an arbitration agreement with Regis, this Agreement and the Employment Agreement made by and between Regis Corporation and Heather Passe as of August 31, 2012, set out the entire agreement between you and Regis and supersede any and all prior oral or written agreements or understandings between you and Regis concerning your termination of employment. Any arbitration agreement that you have with Regis will continue in full force and effect.

19.	Employee Representations. You represent that you:

a.    have the right and we have encouraged you to review all aspects of this Agreement with an attorney of your choice;

b.    have had the opportunity to consult with an attorney of your choice and have either done so or freely chosen not to do so;

c.    have carefully read and fully understand all the provisions of this Agreement; and

d.    are freely, knowingly, and voluntarily entering into this Separation and Non-Disparagement Agreement and General Release.

20.	Effective Date of Agreement. This Agreement will become effective on the sixteenth day after you sign it, provided that you have not rescinded the Agreement.

21.
Valid Agreement. As stated above, you agree that this Agreement and its releases fully comply with the ADEA. You also agree that this Agreement and its releases fully comply with the Minnesota Human Rights Act, and all other laws, statutes, ordinances, regulations, and/or principles of common law governing releases.

22.
No Admission of Liability. Regis denies any and all liability to you. You understand and agree that this Agreement is not an admission of wrongdoing or liability, including, but not limited to, any violation of any federal, state, and/or local law, statute, ordinance, contract, and/or principle of common law by Regis and/or any individuals and/or entities associated with Regis.

23.
Attorneys’ Fees. You agree that you are responsible for your own attorneys’ fees and costs, if any, incurred in any respect, including but not limited to in connection: with your employment with Regis; with the termination of your employment with Regis; and with negotiating and executing this Agreement.

24.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota and the laws of the United States, where applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Separation and Non-Disparagement Agreement and General Release as of the day and year first above written.

Dated: _3/2/17___	/s/ Heather Passe
Employee (print name): Heather Passe

REGIS CORPORATION:

Dated: _3/7/17___	By: /s/ Katherine Merrill
Its: Vice President